Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock, no par value per share, of Tucows Inc. (the “Company”, “our”, “us”, or “we”), which are the only securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following is a summary and does not purport to be complete. The summary is subject to and qualified by the provisions of our Fourth Amended and Restated Articles of Incorporation (the “Articles”), Second Amended and Restated Bylaws (the “Bylaws”), and the Pennsylvania Business Corporation Law (“PBCL”).

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, no par value per share, and 1,250,000 shares of preferred stock, no par value per share, all of which shares of preferred stock are undesignated.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, and will be entitled to receive dividends and other distributions when and if declared by our Board of Directors at any regular or special meeting, subject to the rights of the holders of shares of any series of preferred stock.

If we are liquidated, subject to the rights, if any, of the holders of any outstanding shares of preferred stock, the holders of shares of our common stock will be entitled to share, ratably according to the number of shares of common stock held by them, in our remaining assets available for distribution to our stock.

The holders of shares of our common stock will not have preemptive rights to purchase or subscribe for any stock or any other of our securities. There are no conversion, redemption, or sinking fund provisions applicable to our common stock.

Preferred Stock

      Under the terms of the Articles, our Board of Directors is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Our Board of Directors has the full authority to fix by resolution full, limited, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of preferred stock. This authority is subject to the limitation that no shares of preferred stock may have more than one vote per share with respect to any matter on which shares of preferred stock vote together with shares of our common stock.

Anti-takeover Provisions of the Articles, Bylaws, and Pennsylvania Law

The provisions of the PBCL, the Articles, and Bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company.

Pennsylvania Law

The PBCL has several anti-takeover provisions which apply to registered corporations. A registered corporation is generally a corporation that has a class or series of shares entitled to vote in the election of directors registered under the Exchange Act.

We are a registered corporation, however, we have elected to opt-out of substantially all of the anti-takeover provisions of the PBCL, specifically Subchapters 25E, G, H and Section 2538 of Subchapter 25D. These provisions do not apply to us.

We are subject to the provisions of Subchapter 25F of the PBCL prohibiting business combination transactions with a person that becomes a beneficial owner of shares representing 20% or more of the voting power in an election of our directors unless:

●	the business combination or the acquisition of the 20% interest is approved by our Board of Directors before the 20% interest is acquired;
●

the person beneficially owns at least 80% of the outstanding shares and the business combination is approved by a majority vote of the disinterested shareholders, and satisfies minimum price and other conditions prescribed in the PBCL;

●	the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or
●

the business combination is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired, and satisfies minimum price and other conditions prescribed in the PBCL.

A “business combination” includes mergers, consolidations, asset sales, share exchanges, divisions of a registered corporation or any subsidiary thereof and other transactions resulting in a disproportionate financial benefit to an interested shareholder.

The above description of Subchapter 25F of the PBCL merely summarizes the material anti-takeover provisions applicable to us that are contained in the PBCL, but are not a complete discussion of those provisions.

The PBCL contains other provisions applicable to us that may have an anti-takeover effect. For instance, under Section 1715 of the PBCL, our directors are not required to consider the interests of the shareholders as being dominant or controlling in considering our best interests. Our directors may consider, to the extent they consider appropriate, such factors as:

●

the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors and upon communities in which we have offices or other establishments;

●	our short-term and long-term interests, including benefits that may accrue to us from our long term plans and the possibility that these interests may be best served by our continued independence;
●	the resources, intent and conduct of any person seeking to acquire control of us; and
●	all other pertinent factors.

Section 1715 further provides that any act of our Board of Directors, a committee of the Board of Directors or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the PBCL, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Fourth Amended and Restated Articles of Incorporation

Shareholders of the Company do not have the right to cumulate their votes with respect to the election of directors.

Second Amended and Restated Bylaws

Board of Director Vacancies

The Bylaws provide that vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board of Directors though less than a quorum, or by a sole remaining director.

Shareholder Action; Special Meeting of Shareholders

The Bylaws provide that shareholders may not take any action by unanimous written consent or partial consent in lieu of a meeting. The Bylaws further provide that a special meeting of shareholders may only be called by the Chief Executive Officer, the Chairman of the Board of Directors, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Bylaws provide advance notice procedures for shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders. To be timely, a shareholder’s notice must be delivered, in writing, to the Secretary at our principal executive offices not more than 90 days nor less than 60 days prior to the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting if the date of the annual meeting is not more than 30 days before and not more than 30 days after the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 30 days after the first anniversary of the preceding year’s annual meeting, a shareholder’s notice must be delivered not more than 120 days nor less than 90 days prior to such annual meeting, or no later than the tenth day following the public announcement of the annual meeting.

For a special meeting, to be timely, a shareholder notice must be delivered, in writing, to the Secretary at our principal executive offices not more than 90 days nor less than 60 days prior to the date of such special meeting, and no later than the tenth day following the public announcement of a special meeting.

The Bylaws also specify certain requirements regarding the form and content of the shareholder’s notice.

These provisions might preclude our shareholders from bringing matters before our annual meeting of shareholders or special meetings or making nominations for directors at our annual meetings or special meetings.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “TCX” and on the TSX Exchange under the symbol “TC”.